Exhibit 99.1

                 MERCURY FINANCE REPORTS SECOND QUARTER RESULTS


     Mercury Finance Company (NYSE: MFN) today reported a net loss of $8,369,000 or $0.05 per share for the second quarter of 1997, which ended June 30. Non-operating expenses for the quarter were $5,453,000 on a pre-tax basis.

     "Our year-to-date results are consistent with the targets and expectations we developed soon after the initial management changes were implemented earlier this year. At that time we envisioned the first quarter as a period in which our efforts would be primarily devoted to stabilizing the situation," said William A. Brandt, Jr., president and chief executive officer of Mercury. "We believed the time afforded us in the second quarter would be ours to begin the cleanup of the Company's problem areas. We are pleased to report that during the second quarter, we took tough measures aimed at rebuilding the Company and returning it to a solid operating foundation.

     Competitive pressures on Mercury continue to be fierce and, as well, market conditions are challenging the industry as a whole. An obvious indication of these conditions is reflected in the latest government report showing record second quarter personal bankruptcies.

     "To respond to these conditions," Brandt said, "Mercury management has moved vigorously to re-enforce adherence to existing policies, as well as to introduce additional and more sophisticated internal control mechanisms during the second quarter. However, the Company's financial results continue to be measurably affected by the recording of interest expense, pursuant to the Forbearance Agreement with its creditors, at default rates averaging over 9 percent per annum."

     Management expects to issue complete second quarter financial statements, accompanied by a review report from Arthur Andersen LLP, in the next two weeks. Management does not expect these financial statements to differ materially from information released today. In line with the Company's earlier disclosures, Arthur Andersen LLP's review report will contain a going concern exception.

     The company reported the following achievements since the end of the first quarter:

     --   The Company continues to pay interest on all of its indebtedness.

     -- Cash flow is positive and the Company anticipates no need for further borrowing to fund operations in the near future.

     -- The Company closed on the sale of the Lyndon Insurance Group. A portion of the proceeds were used to make a $70 million payment on the principal of its outstanding debt. Additional principal payments aggregating $21 million were made out of the Company's excess cash balances.

     -- The Company received a continuation of waivers from its creditors allowing the Company to pledge assets if needed to collateralize a line of credit from the Bank of America. The waivers next come up for renewal on September 30.

     -- A $50 million line of credit from the Bank of America was renewed. No funds are currently outstanding against this line.

     -- As part of a comprehensive program to improve operational effectiveness, the Company consolidated operations and closed 30 branches during the second quarter.

     -- The Company has instituted new credit rating protocols designed to better evaluate credit risks and reduce credit losses.

     -- The Company has made managerial and organizational changes to focus more resources on the collection and recovery of delinquent debts.

     The non-operating expenses of $5,453,000 for the second quarter included a $325,000 charge for the closing of 30 branch locations and $5,127,000 for a variety of professional activities including the investigation into the previously disclosed accounting irregularities, fees related to negotiations with creditors, a portion of fees for the crisis management team hired to assist in the turnaround of the business and the cost of re-examining and restating previous financial statements.



                             MERCURY FINANCE COMPANY
                        Consolidated Statements of Income
                 (dollars in thousands except per share amounts)

                                                                       3 months ended            6 months ended
                                                                       June 30, 1997              June 30, 1997

 Finance charges, fees and
   other interest                                                         $62,505                   $129,285
 Interest expense                                                         (23,549)                   (44,265)
          Net interest income                                              38,956                     85,020
 Provision for finance credit
   losses                                                                 (24,544)                   (55,006)
 Net interest income after
   provision for finance
   credit losses                                                           14,412                     30,014
 Other operating income                                                    12,939                     39,662
 Other operating expenses                                                  32,684                     75,685
          Operating income (loss)                                          (5,333)                    (6,009)
 Non-operating expenses                                                    (5,453)                   (10,582)
 Loss on sale of Lyndon                                                        --                    (29,528)
 Income from Lyndon due to buyer                                           (2,025)                    (2,025)
          Income (loss) before
            income taxes                                                  (12,811)                   (48,144)
 Applicable income taxes
   (benefit)                                                               (4,442)                    (6,607)
 Net income (loss)                                                        $(8,369)                  $(41,537)
 Net income (loss) per share                                               $(0.05)                    $(0.24)


                             MERCURY FINANCE COMPANY
                           Consolidated Balance Sheet
                             (dollars in thousands)
                                  June 30, 1997

 Assets

 Cash and Investments                                                   $130,909
 Finance receivables                                                   1,095,779
 Less:  allowance for Credit
   losses                                                               (123,604)
 Less:  nonrefundable dealer
   reserves                                                              (71,365)
 Finance receivables, net                                                900,810
 Other assets                                                            149,063

          Total Assets                                                $1,180,782

 Liabilities and Shareholders'
   Equity

 Senior debt, commercial paper
   and notes                                                            $493,619
 Senior debt, term notes                                                 488,625
 Subordinated debt                                                        22,500
 Accounts payable and other
   liabilities                                                            60,682
 Total Liabilities                                                     1,065,426
 Shareholders' Equity                                                    115,356
 Total Liabilities and
   Shareholders' Equity                                               $1,180,782

CONTACT: Joe Kopec or Jim Fitzpatrick of The Dilenschneider Group, 312-553-0700, for Mercury Finance Company